Exhibit 5.1

[Letterhead of Navitas Semiconductor Corporation]
February 14, 2023
Navitas Semiconductor Corporation
3520 Challenger Street
Torrance, California 90503-1640

Ladies and Gentlemen:
As general counsel to Navitas Semiconductor Corporation, a Delaware corporation (the “Company”), I am familiar with the registration statement on Form S-3 (the “Registration Statement”) being filed today by the Company with the Securities and Exchange Commission relating to 4,204,242 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.0001 per share. The Registration Statement registers the reoffer and resale of the Shares by the selling stockholder named in the prospectus that forms a part of the Registration Statement. The Company issued the Shares to the selling stockholder in a private transaction, in consideration for the purchase of the selling stockholder’s remaining equity interests in a joint venture with a wholly owned subsidiary of the Company.

In addition to the Registration Statement, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the agreements pursuant to which the Company issued the Shares to the selling stockholder, information provided to the Company by the selling stockholder in connection with the Registration Statement, and such statutes, documents, corporate records and other instruments as I have deemed necessary for the purpose of this opinion, including the Company’s Second Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws, and records of the proceedings of the directors of the Company.

In examining documents submitted to me in connection with the opinions expressed below, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the further qualifications below, I am of the opinion that the Shares are validly issued, fully paid and non-assessable.

I render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the DGCL and to the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof of such facts.
I consent to the filing of this opinion letter as Exhibit 5.1 and Exhibit 23.1 to the Registration Statement, and to the reference to my name in the Registration Statement. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Yours very truly,

/s/ Paul D. Delva

Paul D. Delva Senior Vice President, General Counsel and Secretary